EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES THIRD QUARTER RESULTS,

INCREASES FOURTH AND FIRST QUARTER CASH DIVIDENDS

FOR A COMBINED 42% INCREASE,

RAISES STOCK REPURCHASE TARGET FOR 2007

COLUMBUS, Georgia – October 24, 2006 – Aflac Incorporated today reported its third quarter results.

Reflecting a weaker yen to the dollar, total revenues were $3.7 billion during the third quarter of 2006, unchanged from a year ago.  Net earnings were $367 million, or $.73 per diluted share, compared with $455 million, or $.90 per share, a year ago.  The decline in net earnings primarily resulted from lower realized investment gains, which were $7 million, or $.01 per diluted share in the third quarter of 2006, compared with $89 million, or $.18 per share, a year ago.  The significant realized investment gains in the third quarter of 2005 resulted from a bond-swap program, which we completed in the second quarter of 2006.  Net earnings in the third quarter of 2006 also included a loss of $3 million from the change in fair value of the interest rate component of the cross-currency swaps related to the company’s senior notes, as required by SFAS 133.  In the third quarter of 2005, the impact from SFAS 133 reduced net earnings by $1 million.  In addition, net earnings in the third quarter of 2006 were lower than a year ago due to last year’s benefit of $34 million, or $.07 per diluted share, from the release of a deferred tax asset valuation allowance.

We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of Aflac’s underlying profitability drivers.  We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the impact from SFAS 133, and nonrecurring items.  Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses, the impact from SFAS 133, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.

Furthermore, because a significant portion of our business is in Japan, where our functional currency is the Japanese yen, we believe it is equally important to understand the impact on operating earnings from translating yen into dollars.  We translate Aflac Japan’s yen-denominated income statement from yen into dollars using an average exchange rate for the reporting period, and we translate the balance sheet using the exchange rate at the end of the period.  However, except for a limited number of transactions, we do not actually convert yen into dollars.  As a result, we view foreign currency translation as a financial reporting issue for Aflac and not as an economic event to our company or shareholders.  Because changes in exchange rates distort the growth rates of our operations, we also encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation.  The chart at the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency translation.

Operating earnings in the third quarter of 2006 were $363 million, compared with $333 million in the third quarter of 2005.  Operating earnings per diluted share rose 9.1% to $.72, compared with $.66 a year ago.  The weaker yen/dollar exchange rate lowered operating earnings per diluted share by $.02 during the quarter.  Excluding the impact from the weaker yen, operating earnings per share increased 12.1%.

For the first nine months of 2006, our results were also impacted by the weaker yen.  Total revenues rose 1.2% to $10.9 billion, compared with $10.8 billion in the first nine months of 2005.  Net earnings were $1.2 billion, or $2.29 per diluted share, compared with $1.1 billion, or $2.20 per share, for the first nine months of 2005.  Operating earnings for the nine months were $1.1 billion, or $2.19 per diluted share, compared with $994 million, or $1.96 per share, in 2005.  Excluding the negative impact of $.08 per share from the weaker yen, operating earnings per diluted share rose 15.8% for the first nine months.

During the third quarter, we acquired 3.0 million shares of Aflac stock, bringing the total number of shares purchased in the first nine months of 2006 to 7.1 million. At the end of September, we had approximately 40 million shares available for repurchase under authorizations by the board of directors.  In each of the last three years, we purchased approximately 10 million shares and we also expect to purchase about 10 million shares for the full year of 2006.  Due to Aflac’s very strong capital position, we now anticipate purchasing approximately 12 million shares in 2007.

AFLAC JAPAN

Aflac Japan produced solid financial results in the third quarter.  Premium income in yen rose 5.8%, and net investment income increased 9.6%.  Investment income growth in yen terms was magnified by the weaker yen/dollar exchange rate because approximately 37% of Aflac Japan’s third quarter investment income was dollar-denominated.  Total revenues were up 6.4%.  Due to improvement in the benefit ratio, the pretax operating profit margin expanded from 15.1% to 15.4%.  As a result, pretax operating earnings in yen increased 8.4%.  For the nine months, premium income in yen increased 6.0%, and net investment income rose 9.9%.  Total revenues were up 6.6%, and pretax operating earnings grew 15.3%.

The average yen/dollar exchange rate in the third quarter of 2006 was 116.17, or 4.2% weaker than the average rate of 111.30 in the third quarter of 2005.  For the nine months, the average exchange rate was 115.82, or 6.9% weaker than the rate of 107.79 a year ago.  Aflac Japan’s growth rates in dollar terms for both the third quarter and first nine months were suppressed as a result of the weaker average exchange rates.

Reflecting the weaker yen, premium income in dollars was up 1.2% to $2.2 billion in the third quarter.  Net investment income rose 4.9% to $430 million.  Total revenues increased 1.9% to $2.6 billion.  Pretax operating earnings were $407 million, or 3.8% higher than a year ago.  For the nine months, premium income was $6.6 billion, down 1.4% from a year ago.  Net investment income was up 2.3% to $1.3 billion.  Total revenues declined .8% to $7.8 billion.  Pretax operating earnings were $1.3 billion, or 7.3% higher than a year ago.

As we mentioned in our second quarter earnings announcement, we had anticipated a decline in Aflac Japan’s new sales for the third quarter.  Aflac Japan’s total new annualized premium sales declined 11.9% to 27.3 billion yen, or $235 million in the third quarter.  For the nine months, total new annualized premium sales were down 5.8% to 87.9 billion yen, or $759 million.  Although stand-alone medical coverage remained our best-selling product category and we retained our number one market position, medical sales were weak in the quarter.  WAYS, the innovative life insurance product we introduced in January, continued to sell well.  However, given the challenging market in Japan, we continue to expect total new annualized premium sales to decline for the balance of the year in Japan.

AFLAC U.S.

Aflac U.S. produced a strong quarter from both a financial and sales perspective.  Premium income increased 9.5% to $898 million.  Net investment income was up 12.1% to $120 million.  Total revenues rose 9.8% to $1.0 billion.  Pretax operating earnings were $162 million, an increase of 21.7%.  For the first nine months, premium income rose 9.6% to $2.6 billion.  Net investment income increased 10.2% to $345 million.  Total revenues were up 9.7% to $3.0 billion.  Pretax operating earnings rose 15.7% to $459 million.

Aflac U.S. sales results were strong in the third quarter.  Despite challenging comparisons to last year, total new annualized premium sales rose 11.7% to $332 million.  For the nine months, total new annualized premium sales increased 9.7% to $976 million.  We believe our sales results through September keep us solidly on track to achieve our full-year sales objective of an 8% to 12% increase.

We were also pleased with our sales force expansion in the quarter.  We recruited approximately 6,600 new sales associates, which was 13.5% higher than the third quarter of 2005.  The total number of licensed sales associates at the end of September rose 8.4% over a year ago.  More importantly, the number of producing sales associates also increased.  On an average weekly basis, the number of producing associates was up 7.6% to approximately 10,200 in the third quarter.

DIVIDEND

For the second time in 2006, the board of directors has approved an increase in the cash dividend.  The board increased the cash dividend 23.1%, effective with the fourth quarter payment.  The fourth quarter dividend of $.16 per share is payable on December 1, 2006, to shareholders of record at the close of business on November 17, 2006.

The board of directors also approved an additional cash dividend increase, effective with the first quarter of 2007.  The first quarter cash dividend payment of $.185 per share, which is 15.6% higher than the fourth quarter payment of $.16 per share, is payable on March 1, 2007, to shareholders of record at the close of business on February 16, 2007.  As a result of these actions by the board, the dividend in the first quarter of 2007 will be 42.3% higher than the dividend in the first quarter of 2006.

OUTLOOK

Commenting on the company’s third quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “Overall, I am very pleased with Aflac’s financial performance during the third quarter and the first nine months of the year.  We continue to achieve our operational and financial goals, and I believe we are poised to conclude another great year.

“Aflac U.S. is operating at a level that is consistent with, or better than, our objectives.  We believe our strong sales this year demonstrate that we have taken the appropriate actions to enhance our distribution. At the same time, the operating trends of our U.S. operation remain very steady, with our benefit and expense ratios and profit margin all falling in line with our expectations.  Aflac Japan is also meeting its expectations from a financial perspective.  Although new sales have fallen short of our initial objective for the year, our top-line growth is still consistent with our targets. The persistency of our business in Japan remains outstanding.  In addition, the benefit ratio has continued to improve as we expected, which has resulted in better profitability.

“I remain very confident that we will achieve our primary financial goal for 2006 of increasing operating earnings 15% to $2.92 per diluted share, excluding foreign currency translation. Based on our year-to-date results, achieving that goal suggests $.65 per diluted share in the fourth quarter, before the impact of the yen. Assuming the yen averages 115 to 120 to the dollar for the remainder of the year, we would expect to report operating earnings of $.65 to $.66 per diluted share in the fourth quarter.  For 2007 our goal remains a 15% to 16% increase in operating earnings per diluted share, excluding the impact of the yen, which we believe is also reasonable and achievable.

“Our board’s decision to increase the dividend a combined 42% by the end of the first quarter of 2007, while also increasing our share repurchase by approximately 20%, is a reflection of our continued confidence in our ability to achieve our primary financial targets. It is also consistent with our commitment to enhancing shareholder value.  I’m very proud of our track record of generating strong shareholder returns.  For the last one, five and 10 years, Aflac’s total return has significantly exceeded the returns of the S&P 500. And we believe that achieving our earnings targets, increasing the cash dividend and repurchasing our shares is an effective way to build on our record of success.”

For more than 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan. Aflac’s insurance products provide protection to more than 40 million people worldwide. Aflac has been included in Fortune magazine’s listing of America’s Most

Admired Companies for six consecutive years and Forbes magazine’s Platinum 400 List of America’s Best Big Companies for five consecutive years. In January 2006, Aflac was included in Fortune magazine’s list of the 100 Best Companies to Work For in America for the eighth consecutive year. Aflac was also included in Fortune magazine’s list of the Top 50 Employers for Minorities in August 2005, and in September 2005, Aflac Japan was named the Life Insurance Company of the Year at the Asia Insurance Industry Awards, sponsored by the Asia Insurance Review. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.

A copy of Aflac’s Financial Analyst Briefing (FAB) supplement for the third quarter of 2006 can be found on the “Investors” page at aflac.com.

Aflac Incorporated will webcast its third quarter conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT), Wednesday, October 25.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2006	2005	% Change

Total revenues	$3,672	$3,669	.1%

Benefits and claims	2,291	2,237	2.4

Total acquisition and operating expenses	824	787	4.7

Earnings before income taxes	557	645	(13.5)

Income taxes	190	190

Net earnings	$367	$455	(19.2)%

Net earnings per share – basic	$.74	$.91	(18.7)%

Net earnings per share – diluted	.73	.90	(18.9)

Shares used to compute earnings per share (000):
Basic	494,923	500,557	(1.1)%
Diluted	500,952	507,323	(1.3)

Dividends paid per share	$.13	$.11	18.2%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2006	2005	% Change

Total revenues	$10,929	$10,796	1.2%

Benefits and claims	6,715	6,733	(.3)

Total acquisition and operating expenses	2,458	2,396	2.5

Earnings before income taxes	1,756	1,667	5.3

Income taxes	606	548

Net earnings	$1,150	$1,119	2.8%

Net earnings per share – basic	$2.32	$2.23	4.0%

Net earnings per share – diluted	2.29	2.20	4.1

Shares used to compute earnings per share (000):
Basic	496,626	501,555	(1.0)%
Diluted	502,926	508,250	(1.0)

Dividends paid per share	$.39	$.33	18.2%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

SEPTEMBER 30,	2006	2005	% Change

Assets:

Total investments and cash	$50,686	$49,917	1.5%

Deferred policy acquisition costs	5,930	5,621	5.5

Other assets	1,737	1,915	(9.3)

Total assets	$58,353	$57,453	1.6%

Liabilities and shareholders’ equity:

Policy liabilities	$44,968	$43,100	4.3%

Notes payable	1,439	1,700	(15.3)

Other liabilities	3,919	4,647	(15.7)

Shareholders’ equity	8,027	8,006	.3

Total liabilities and shareholders’ equity	$58,353	$57,453	1.6%

Shares outstanding at end of period (000)	494,666	500,283	(1.1)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS

(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2006	2005	% Change

Operating earnings	$363	$333	8.9%

Reconciling items, net of tax:
Realized investment gains (losses)	7	89
Impact from SFAS 133	(3)	(1)
Release of deferred tax asset valuation allow.	-	34

Net earnings	$367	$455	(19.2)%

Operating earnings per diluted share	$.72	$.66	9.1%

Reconciling items, net of tax:
Realized investment gains (losses)	.01	.18
Impact from SFAS 133	-	(.01)
Release of deferred tax asset valuation allow.	-	.07

Net earnings per diluted share	$.73	$.90	(18.9)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS

(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2006	2005	% Change

Operating earnings	$1,103	$994	10.9%

Reconciling items, net of tax:
Realized investment gains (losses)	47	99
Impact from SFAS 133	-	(8)
Release of deferred tax asset valuation allow.	-	34

Net earnings	$1,150	$1,119	2.8%

Operating earnings per diluted share	$2.19	$1.96	11.7%

Reconciling items, net of tax:
Realized investment gains (losses)	.10	.19
Impact from SFAS 133	-	(.02)
Release of deferred tax asset valuation allow.	-	.07

Net earnings per diluted share	$2.29	$2.20	4.1%

FOREIGN CURRENCY TRANSLATION EFFECT ON OPERATING RESULTS1

(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED SEPTEMBER 30, 2006	Including Currency Changes	Excluding Currency Changes[2]

Premium income	3.5%	6.7%

Net investment income	5.1	7.4

Total benefits and expenses	3.0	6.2

Operating earnings	8.9	10.8

Operating earnings per diluted share	9.1	12.1

1 The numbers in this table are presented on an operating basis, as previously described.

2 Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

FOREIGN CURRENCY TRANSLATION EFFECT ON OPERATING RESULTS1

(SELECTED PERCENTAGE CHANGES, UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30, 2006	Including Currency Changes	Excluding Currency Changes[2]

Premium income	1.6%	7.0%

Net investment income	3.8	7.7

Total benefits and expenses	.5	5.8

Operating earnings	10.9	14.9

Operating earnings per diluted share	11.7	15.8

1 The numbers in this table are presented on an operating basis, as previously described.

2 Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,”

“estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target,” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac’s investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses, and investment yields; level and outcome of litigation; downgrades in the company’s credit rating; changes in rating agency policies or practices; subsidiary’s ability to pay dividends to parent company; ineffectiveness of hedging strategies used to minimize the exposure of our shareholders’ equity to foreign currency translation fluctuations; catastrophic events; and general economic conditions in the United States and Japan.

Analyst and investor contact – Kenneth S. Janke Jr., 800.235.2667 – option 3, FAX: 706.324.6330, or kjanke@aflac.com

Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com

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